The Company's 10-KSB for the fiscal year ended December 31, 1995 was filed on March 31, 1996 (the "Original 10-KSB"). In the Original 10-KSB, the Company requested confidential treatment of Exhibits A,B,C and D to Exhibit 10.6.
The Company is withdrawing its request for confidential treatment of Exhibit A,B and D and certain portions of Exhibit C as indicated in the revised Exhibit
10.6 that is filed herewith.

                              Exhibit 10.6

                 INDEPENDENT CONTRACTOR AGREEMENT

       This Agreement is made as of January 22, 1996 between INTERBANK SYSTEMS, INC. ("Client") and SUMMIT RESEARCH, INC.
("Consultant").

       1. Definitions. The following definitions shall apply for purposes of this Agreement:

       (a) "Work Product" means all programs, systems, data and materials, in whatever form, first produced or created by or for Consultant as a result of, or related to, performance of work or services under this Agreement. Work Product specifically includes Consultant's contribution to the electronic banking system created pursuant to the System Purchase Agreement between Client and Britton & Koontz First National Bank, and further described in Exhibits I and II of said System Purchase Agreement. Consultant acknowledges that it has received and reviewed of a copy of the System Purchase Agreement.

       (b) "Background Technology" means all programs, systems, data and materials, in whatever form, that do not constitute Work Product and are: (1) included in, or necessary to, the Work Product; and (2) owned either solely by Consultant or licensed to Consultant with a right to sublicense.

       Consultant's Background Technology includes, but is not limited to, the items listed in the attached Exhibit A.

       2. Services Performed by Consultant. Consultant agrees to perform the services for Client required to make timely delivery of the electronic banking system specified in the System Purchase Agreement between Britton & Koontz First National Bank and the Client. These services will conform to the Functional Specifications and Development Plan outlined in the attached Exhibit's B and C, which are incorporated and made a part hereof.

       3. Consultant's Payment. As compensation in full for the successful performance of all work and services to be performed under this Agreement, including any grant of rights and licenses to Consultant's Work Product and Background Technology, Client shall pay Consultant according to the Delivery and Payment Schedule included in the attached Exhibit C, upon acceptance by the Client.

       4. Expenses. Client shall reimburse Consultant for all reasonable travel and living expenses necessarily incurred by Consultant while away from Consultant's regular place of business and engaged in the performance of services under this Agreement.
Consultant agrees to maintain appropriate records and to submit copies of all receipts necessary to verify such expenses at the time and in the manner prescribed by Client.

       5. Invoices. Consultant shall submit invoices for all services rendered. Client shall pay the amounts agreed to herein upon receipt of such invoices.

       6. Consultant an Independent Contractor. Consultant is an independent contractor, and neither Consultant nor Consultant's staff is, or shall be deemed, Client's employees. In its capacity as an independent contractor, Consultant agrees and represents, and Client agrees, as follows:

       (a) Consultant has the right to perform services for others during the term of this Agreement subject to noncompetition provisions set out in this Agreement, if any.

       (b) Consultant has the sole right to control and direct the means, manner and method by which the services required by this Agreement will be performed.

       (c) Consultant has the right to perform the services required by this Agreement at any place or location and at such times as Consultant may determine.

       (d) Consultant will furnish all equipment and materials used to provide the services required by this Agreement, except to the extent that Consultant's work must be performed on or with Client's computer or existing software.

       (e) The services required by this Agreement shall be performed by Consultant, or Consultant's staff, and Client shall not be required to hire, supervise or pay any assistants to help Consultant.

       (f) Consultant is responsible for paying all ordinary and necessary expenses of its staff.

       (g) Neither Consultant nor Consultant's staff shall receive any training from Client in the professional skills necessary to perform the services required by this Agreement.

       (h) Neither Consultant nor Consultant's staff shall be required to devote full-time to the performance of the services required by this Agreement.

       (i) Client shall not provide any insurance coverage of any kind for Consultant or Consultant's staff.

       (j) Client shall not withhold from Consultant's compensation any amount that would normally be withheld from an employee's pay.

       7. Ownership of Consultant's Work Product. Consultant hereby assigns to Client its entire right, title and interest in the Work Product including all patents, copyrights, trade secrets and other proprietary rights in or based on the Work Product.

       Consultant shall execute and aid in the preparation of any papers that Client may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights at no charge to Client, but at Client's expense. Client shall reimburse Consultant for reasonable out-of-pocket expenses incurred.

       8. Ownership of Background Technology. Client agrees that Consultant shall retain any and all rights Consultant may have in the Background Technology. Consultant hereby grants Client an unrestricted, nonexclusive, perpetual, fully paid-up worldwide license to use and sublicense the use of the Background Technology and any enhancements thereto for the purpose of developing and marketing its products, but not for the purpose of marketing Background
Technology separate from its products.

       9. Confidential Information.

       (a) Consultant agrees that the Work Product is Client's sole and exclusive property. Consultant shall treat the Work Product on a confidential basis and not disclose it to any third party without Client's written consent, except when reasonably necessary to perform the services under this Agreement. Consultant shall be relieved of this confidentiality obligation if and when Client discloses the Work
Product without any restriction upon further disclosure.

       (b) During the term of this Agreement and for three years afterwards, Consultant will not use or disclose to others without Client's written consent Client's confidential information, except when reasonably necessary to perform the services under this Agreement.

       (c) Client acknowledges and agrees that the confidentiality restrictions contained in this Agreement shall not apply to the general knowledge, skills and experience gained by Consultant or Consultant's employees while engaged by Client.

       (d) All information concerning the existence of this Agreement and the existence of any relationship between Consultant and Client shall be kept in confidence.

       (e) Consultant will not disclose to Client information or material that is a trade secret of any third party.

       10. Noncompetition. Consultant agrees that during performance of the services required by this Agreement and for two years after completion, Consultant will not perform the same services for any competitor of Client in the specific field in which Consultant is performing services for Client.

       11. Term of Agreement. This Agreement will become effective on the date indicated in the introductory paragraph of this Agreement, and will remain in effect for twelve (12) months from such date or until terminated as set forth in the section of this Agreement entitled "Termination of Agreement."

       12. Termination of Agreement.

       (a) Each party has the right to terminate this Agreement if the other party has materially breached any obligation herein and such breach remains uncured for a period of 30 days after notice thereof is sent to the other party.

       (b) If at any time after commencement of the services required by this Agreement, Client shall, in its sole reasonable judgment, determine that such services are inadequate, unsatisfactory, no longer needed or substantially not conforming to the descriptions, warranties or representations contained in this Agreement, Client may terminate this Agreement upon 30 days' written notice to Consultant.

       (c) Upon termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of termination. However, no termination shall invalidate the provisions of this agreement which by their terms are to be performed or continue after termination, including without limitation, Sections 6, 7, 8, 9, 10, 13, 14, 15, 17 and 18; and, any termination of this Agreement shall not relieve
Client from the obligation to pay Consultant for services rendered prior to receipt of the notice of termination and for work performed or hours reserved for Client during the 30-day termination notice period.

       13. Return of Materials. Upon termination of this Agreement, each party shall promptly return to the other all data, materials and other property of the other held by it.

       14. Warranties and Representations. Consultant warrants and represents that:

       (a) Consultant will not infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

       (b) Consultant has the authority to enter into this Agreement and to perform all obligations hereunder, including, but not limited to, the grant of rights and licenses to the Work Product and Background Technology and all proprietary rights therein or based thereon.

       (c) Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement.

       15. Indemnities. Consultant agrees to indemnify and hold harmless Client against all losses and liabilities arising out of or resulting from any breach of representations, warranties and covenants in this agreement and against all injuries or death or damage to property, including theft, on account of performance of work or services by Consultant or Consultant's employees or subcontractors pursuant to this Agreement. Consultant shall maintain liability insurance with respect to damages to property or person sufficient to fulfill its obligations under this paragraph, in amounts acceptable to Client, and shall submit proof of such insurance to Client upon request. Such insurance may not be changed by Consultant during the term of this Agreement without Client's prior written consent.

       16. Employment of Assistants.

       (a) Consultant may, at Consultant's own expense, employ such assistants or subcontractors as Consultant deems necessary to perform the services required by this Agreement. However, Client shall have the right to reject any of Consultant's assistants or subcontractors whose qualifications in Client's good faith and reasonable judgment are insufficient for the satisfactory performance of the services required by this Agreement.

       (b) Consultant represents that before an employee or subcontractor of Consultant performs any services required by this Agreement, Consultant shall either:

       (1) provide Client with a signed copy of an employment or independent contractor/consulting agreement effecting the assignment to Consultant of such employee's or subcontractor's rights in all copyrightable or patentable software or other materials he or she creates as a result of the performance of work or services under this Agreement; or

       (2) deliver to Client an Assignment of Rights ("the
Assignment") in substantially the form attached hereto as Exhibit D signed by such employee or subcontractor. Consultant shall orally inform each employee or subcontractor of the substance of the Assignment before he or she executes such form.

       17. Mediation and Arbitration. Except for the right of Consultant to bring suit on an open account for simple monies due Consultant, any dispute arising under this Agreement shall be resolved through a mediation--arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by binding arbitration under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. Costs and fees associated with the mediation shall be shared equally by the parties. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrators shall for good cause determine otherwise.

       18. General Provisions.

       (a) This Agreement is the sole and entire Agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documentation relating to such subject matter. Any modifications to this Agreement must be in writing and signed by both parties.

       (b) If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.

       (c) This Agreement will be governed by the laws of the State of Mississippi.

       (d) All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or five days after being deposited in the United States mails, postage prepaid and addressed as follows, or to such other address as each party may designate in writing:

       Client:       InterBank Systems, Inc.
                     500 Main St.
                     Natchez, MS  39120

       Consultant:   Summit Research, Inc.
                     3321 Lauren Way
                     Lewisville, TX  75028

       (e) This Agreement does not create any agency or partnership relationship.

       (f) This Agreement is not assignable by either party without the prior written consent of the other.

       19. Signatures. Each party represents that they are duly authorized to bind their respective principals by their signatures below:

InterBank Systems, Inc.



_____________________________________  Date:__________
Bazile R. Lanneau, Jr.
President


Summit Research, Inc.



_____________________________________  Date:__________
Richard J. Reppert
President

TIN ___________________

Exhibit A

Summit's Background Technology

In delivering the Electronic Banking product to InterBank, Summit will make use of software products developed out of the scope of this agreement. These products are embodied in Summit Research's goal of producing a commercial Internet Service Provider package. These products include the following:

Kerberos Server Suite
The Kerberos Server is a DES encrypted client/server database used as an identification authenticator for remote computer systems and terminal servers. The Kerberos Server Suite is a collection of programs including a server and maintenance programs.

News Server Suite
The News Server is a database server used to supply UUCP News.
The News Server Suite is a collection of servers and maintenance programs for supporting a full Internet news feed.

Mail Server Suite
The Mail Server Suite is a collection of servers and maintenance programs for supporting an Internet post office.

OS/2 and Network Tools
Summit Research has developed a collection of DOS and OS/2 utilities for general and network use. These tools include programs like CONTRAST, LS, FINDTRAP, and DUMP.

Dialup User Accounting System
The Dialup User Accounting System is used in conjunction with Kerberos and SysLog to collect and accumulate user accesses to a database or terminal server.

Finger Server
The Finger Server is a server allowing the use of a finger program to inquire file information available from a data source.

SysLog
SysLog is a server which acts as a central data collection point for receiving system error messages from other servers running on an Internet network.

Exhibit B

Functional Specification for Electronic Banking System

This exhibit provides a high level overview of the functionality that will be provided in the Electronic Banking System.

Customer Account Information
      1. Review current balance on all available accounts at the institution. This includes checking, savings, money market, and credit accounts.
      2.    Transfer funds between available accounts.
      3.    Issue stop payment requests against account items.
      4. View available information regarding transactions within each account. This will be enhanced later to include item images when a document image source is available.
      5. Transfer funds from accounts to other institutions and accounts.
      6. Generate and download Daily and Monthly summary statements of account activity. The summaries will be in a plain text approximation of the institutions current statements.
      7. Apply for accounts at the institution. This includes signing up for Internet access accounts, and banking accounts including checking, savings, credit, and money market accounts.
      8. Update customer account information, including addresses and personal information.
      9.    Submit questions to account representatives.

Bank Account Information
      1. Present account information and advertising including current accounts available, current interest rates, and available account options.
      2. Calculate estimated loan payments based on the account selected and current interest rate.
      3. Submit questions to Customer Service or Sales for details regarding available accounts.

Bank Advertising
      1.    Present special announcements for seasonal promotions.
      2. Present separate on-line newsletters for customers and non-customers, or a single newsletter for all users.
      3. Present billable advertising space to bank customers, and collect access information for the advertising.

The current list of deliverables does not include the following options:

      1.    Bill Payments.
      2. Data exports to accounting packages such as Quicken, Managing Your Money, or Check Free.
      3. Internal message processing, all messages will be returned via Internet e-mail.
      4.    Digital Currency.

Exhibit C

Development Plan

This section outlines the list of deliverable phases in the development process. Each phase will be delivered to InterBank pursuant to this agreement. Upon acceptance of each phase, the associated payment is due as outlined in the Delivery & Payment Schedule which follows.

Phase One-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Two-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Three-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Four-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Five-[The text following this subheading has been accorded confidential treatment by the Commission.]
Delivery and Payment Schedule-[The text following this subheading has been accorded confidential treatment by the Commission.]
Deliverable Configurations-[The text following this subheading has been accorded confidential treatment by the Commission.]

EXHIBIT D

ACKNOWLEDGMENT OF INDEPENDENT CONTRACTOR STATUS AND ASSIGNMENT OF RIGHTS


      1. Independent Contractor Status. I am an employee or subcontractor of Summit Research, Inc. ("Consultant"). I acknowledge and agree that Consultant and its employees and subcontractors are performing the services required by this Independent Contractor Agreement as independent contractors of InterBank Systems, Inc. ("Client"), and not as Client's employees.

      2. Assignment of Rights. I assign to Consultant my entire right, title and interest (including all copyright and patent rights) in all copyrightable or patentable inventions, discoveries, improvements, innovations, ideas, designs, drawings, computer programs, computer code or writings produced or created by me for Consultant as a result of, or related to, performance of work or services under this Independent Contractor Agreement. This assignment is effective as of the date of the creation of any protectible works created under this Independent Contractor Agreement.

      I will cooperate with all lawful efforts of Consultant to register and enforce this assignment. I shall execute and aid in the preparation of any papers that Consultant may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights at no charge to Consultant, but at its expense. Consultant shall reimburse me for reasonable out-of-pocket expenses incurred.

      3. Confidentiality. I acknowledge that all information and materials I may acquire about Client's business is Client's confidential and proprietary information. I agree during and after the term of this Independent Contractor Agreement to hold such confidential information in strict confidence. I will not disclose Client's confidential information to anyone other than employees or agents of Consultant working on this project who must have such information to perform Consultant's obligations under this Independent Contractor Agreement unless I obtain Client's prior written authorization. Upon Client's request, I will promptly return to Client all originals and copies of all documents, records, software programs, media and other materials containing any confidential information of Client.

Employees/Subcontractors
Name (typed or printed)       Signature               Date


________________________      ________________________      _______________


________________________      ________________________      _______________


________________________      ________________________      _______________


________________________      ________________________      _______________


Accepted by Client:  ______________________  Date: _______________